Exhibit 7

CITIGROUP CONSOLIDATED BALANCE SHEET

(In millions of dollars)

	September 30,	December 31,	March 31,	June 30,	September 30,	3Q21 Increase/ (Decrease) from
	2020(1)	2020	2021	2021	2021(2)	2Q21	3Q20
Assets
Cash and due from banks (including segregated cash and other deposits)	$25,308	$26,349	$26,204	$27,117	$28,906	7%	14%
Deposits with banks, net of allowance	298,387	283,266	298,478	272,121	294,902	8%	(1)%
Securities borrowed and purchased under agreements to resell, net of allowance	289,358	294,712	315,072	309,047	337,696	9%	17%
Brokerage receivables, net of allowance	51,610	44,806	60,465	61,138	59,487	(3)%	15%
Trading account assets	348,209	375,079	360,659	370,950	342,914	(8)%	(2)%
Investments
Available-for-sale debt securities, net of allowance	343,690	335,084	304,036	302,977	295,573	(2)%	(14)%
Held-to-maturity debt securities, net of allowance	96,065	104,943	161,742	176,742	198,056	12%	NM
Equity securities	7,769	7,332	7,181	7,344	7,220	(2)%	(7)%
Total investments	447,524	447,359	472,959	487,063	500,849	3%	12%
Loans, net of unearned income
Consumer	280,025	288,839	274,034	275,895	264,250	(4)%	(6)%
Corporate	386,886	387,044	391,954	400,939	400,514	-	4%
Loans, net of unearned income	666,911	675,883	665,988	676,834	664,764	(2)%	-
Allowance for credit losses on loans (ACLL)	(26,426)	(24,956)	(21,638)	(19,238)	(17,715)	8%	33%
Total loans, net	640,485	650,927	644,350	657,596	647,049	(2)%	1%
Goodwill	21,624	22,162	21,905	22,060	21,573	(2)%	-
Intangible assets (including MSRs)	4,804	4,747	4,741	4,687	4,553	(3)%	(5)%
Other assets, net of allowance	107,150	110,683	109,433	116,089	123,947	7%	16%
Total assets	$2,234,459	$2,260,090	$2,314,266	$2,327,868	$2,361,876	1%	6%

Liabilities
Non-interest-bearing deposits in U.S. offices	$121,183	$126,942	$138,192	$149,373	$145,103	(3)%	20%
Interest-bearing deposits in U.S. offices	497,487	503,213	497,335	485,589	567,902	17%	14%
Total U.S. deposits	618,670	630,155	635,527	634,962	713,005	12%	15%
Non-interest-bearing deposits in offices outside the U.S.	94,208	100,543	101,662	101,723	94,016	(8)%	-
Interest-bearing deposits in offices outside the U.S.	549,745	549,973	563,786	573,596	540,507	(6)%	(2)%
Total international deposits	643,953	650,516	665,448	675,319	634,523	(6)%	(1)%

Total deposits	1,262,623	1,280,671	1,300,975	1,310,281	1,347,528	3%	7%
Securities loaned and sold under agreements to resell	207,227	199,525	219,168	221,817	209,184	(6)%	1%
Brokerage payables	54,328	50,484	60,907	59,416	60,501	2%	11%
Trading account liabilities	146,990	168,027	179,117	174,706	179,286	3%	22%
Short-term borrowings	37,439	29,514	32,087	31,462	29,683	(6)%	(21)%
Long-term debt	273,254	271,686	256,335	264,575	258,274	(2)%	(5)%
Other liabilities(3)	58,003	59,983	62,404	62,701	75,810	21%	31%
Total liabilities	$2,039,864	$2,059,890	$2,110,993	$2,124,958	$2,160,266	2%	6%

Equity
Stockholders' equity
Preferred stock	$17,980	$19,480	$20,280	$17,995	$17,995	-	-
Common stock	31	31	31	31	31	-	-
Additional paid-in capital	107,764	107,846	107,694	107,820	107,922	-	-
Retained earnings	165,303	168,272	174,816	179,686	183,024	2%	11%
Treasury stock, at cost	(64,137)	(64,129)	(65,261)	(68,253)	(71,246)	(4)%	(11)%
Accumulated other comprehensive income (loss) (AOCI)(4)	(33,065)	(32,058)	(35,011)	(35,120)	(36,851)	(5)%	(11)%
Total common equity	$175,896	$179,962	$182,269	$184,164	$182,880	(1)%	4%

Total Citigroup stockholders' equity	$193,876	$199,442	$202,549	$202,159	$200,875	(1)%	4%
Noncontrolling interests	719	758	724	751	735	(2)%	2%
Total equity	194,595	200,200	203,273	202,910	201,610	(1)%	4%
Total liabilities and equity	$2,234,459	$2,260,090	$2,314,266	$2,327,868	$2,361,876	1%	6%

(1)	See footnote 1 on page 1.

(2)	Preliminary.

(3)	Includes allowance for credit losses for unfunded lending commitments. See page 23 for amounts by period.

(4)	September 30, 2021, includes an approximate $475 million (after-tax) currency translation adjustment (CTA) loss (net of hedges) associated with its consumer banking operations in Australia (see footnote 2 on page 1). The transaction generated a pretax loss on sale of approximately $680 million upon classification to held-for-sale ($580 million after-tax), with both amounts subject to closing adjustments. The loss on sale primarily reflects the impact of a pretax $625 million CTA loss (net of hedges) ($475 million after-tax) already reflected in the Accumulated Other Comprehensive Income (AOCI) component of equity. Upon closing, the CTA-related balance will be removed from the AOCI component of equity, resulting in a neutral impact from CTA to Citi’s Common Equity Tier 1 Capital.

NM Not meaningful.

Reclassified to conform to the current period's presentation.